Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 Nos. 333-207961 and 333-210224) of Orexigen Therapeutics, Inc. and

(2) Registration Statements (Form S-8 Nos. 333-142405, 333-165442, 333-175071, 333-189120, 333-194951, 333-202763, and 333-214771) pertaining to the Orexigen Therapeutics, Inc. Amended and Restated 2007 Equity Incentive Award Plan, 2004 Stock Plan and the Orexigen Therapeutics, Inc. 2013 Employee Stock Purchase Plan;

of our report dated March 29, 2017, with respect to the consolidated financial statements of Orexigen Therapeutics, Inc. included in this Annual Report (Form 10-K) of Orexigen Therapeutics, Inc. for the year ended December 31, 2016.

/S/ Ernst & Young LLP

San Diego, California
March 29, 2017